UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-2
The Beachbody Company, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

400 Continental Blvd., 6th Floor

El Segundo, California 90245

LETTER TO STOCKHOLDERS

April 22, 2026

Dear Stockholder:

You are cordially invited to attend this year’s annual meeting of stockholders of The Beachbody Company, Inc. on Tuesday, June 2, 2026, at 8:30 a.m. Pacific Time. The annual meeting will be a completely “virtual” meeting. You will be able to attend the annual meeting, as well as vote and submit your questions during the live webcast of the meeting, by visiting www.proxydocs.com/BODI and following the registration instructions. Upon entry of your control number and other required information, you will receive further instructions via email, that provides you access to the annual meeting and to vote and submit questions during the annual meeting. Details regarding admission to the annual meeting and the business to be conducted at the annual meeting are described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Whether or not you plan to attend the annual meeting, your vote is very important and we encourage you to vote promptly. You may vote by either marking, signing and returning the enclosed proxy card or using telephone or internet voting. For specific instructions on voting, please refer to the instructions on your enclosed proxy card. If you attend the annual meeting, you will have the right to revoke the proxy and vote your shares virtually at the meeting. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from your brokerage firm, bank or other nominee to vote your shares.

Sincerely yours,

/s/ Carl Daikeler
CARL DAIKELER
CHIEF EXECUTIVE OFFICER

THE BEACHBODY COMPANY, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 2, 2026

When	Tuesday, June 2, 2026, at 8:30 a.m. PDT		How to Vote in Advance
Where	Virtually at www.proxydocs.com/BODI	By Mail	Complete, sign, date and return your proxy card or voting instruction form in the postage-paid envelope provided

Proposal 1	Election of nine nominees named in the proxy statement to serve on the Board of Directors. The Board of Directors recommends a vote “FOR” each nominee.	By Internet	You can vote your shares online at www.proxydocs.com/BODI

Proposal 2	Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2026. The Board of Directors recommends a vote “FOR.”	By Phone	You can vote your shares by calling 866 -750 -0049

Proposal 3	Advisory approval of the Company’s executive compensation. The Board of Directors recommends a vote “FOR.”

Any other business which may properly come before the annual meeting or any adjournment or postponement. In addition to the business to be transacted as described above, management will speak on our developments of the past year and respond to questions of general interest to stockholders.		Your vote is important. Please vote as soon as possible by one of the methods shown above. Be sure to have your proxy card, voting instruction form or notice of Internet availability in hand and follow the below instructions:

Who Can Vote	Only owners of record of the Company’s issued and outstanding Common Stock as of the close of business on April 15, 2026. Each share of the Company’s Class A Common Stock is entitled to one vote. Each share of the Company’s Class X Common Stock is entitled to ten votes.	IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 2, 2026

Date of Mailing	We intend to mail a Notice of Internet Availability of Proxy Materials on or about April 22, 2026.

In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials to stockholders by providing access to the materials on the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (the Internet Availability Notice) has been mailed to the majority of our stockholders, while other stockholders have instead received paper copies of the documents accessible on the Internet. It is important that your shares be represented and voted whether or not you plan to attend the 2026 Annual Meeting of Stockholders (the “Annual Meeting”). If you are the registered holder of your shares and are viewing the proxy statement on the Internet, you may grant your proxy electronically via the Internet by following the instructions on the Internet Availability Notice previously mailed to you and the instructions listed on the Internet site. If you are receiving a paper copy of the proxy statement, you may vote by completing and mailing the proxy card enclosed with the proxy statement, or you may grant your proxy electronically via the Internet or by telephone by following the instructions on the proxy card. If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should review the Notice of Internet Availability of Proxy Materials used by that firm to determine whether and how you will be able to submit your proxy by telephone or over the Internet. Submitting a proxy over the Internet, by telephone or by mailing a proxy card will ensure your shares are represented at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for examination by stockholders of record at www.proxydocs.com/BODI during the Annual Meeting.

THE BEACHBODY COMPANY, INC.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Mark Goldston
MARK GOLDSTON
EXECUTIVE CHAIRMAN
El Segundo, California
Dated: April 22, 2026

i

THE BEACHBODY COMPANY, INC.

400 Continental Blvd., 6th Floor

El Segundo, California 90245

PROXY STATEMENT SUMMARY

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of The Beachbody Company, Inc., a Delaware corporation (the “Company” or “BODi”), for use at the Annual Meeting. This Proxy Statement and related materials are first being mailed to stockholders on or about April 22, 2026. References in this Proxy Statement to “we,” “us,” “our,” “BODI,” or the “Company” refer to The Beachbody Company, Inc. and its consolidated subsidiaries, and references to the “Annual Meeting” are to the 2026 annual meeting of stockholders. When we refer to the Company’s fiscal year, we mean the annual period ended on December 31, 2025. This Proxy Statement covers our 2025 fiscal year, which was from January 1, 2025 through December 31, 2025, or fiscal 2025.

This summary highlights information contained elsewhere in this Proxy Statement and does not contain all of the information that you should consider. You should read the entire proxy statement carefully before voting.

Our Annual Meeting

Date and Time	June 2, 2026 at 8:30 a.m. PDT	Place	Virtually at www/proxydocs.com/BODI

Record Date	April 15, 2026	Who Can Vote	Only owners of record of the Company’s issued and outstanding Common Stock as of the close of business on April 15, 2026. Each share of Class A Common Stock is entitled to one vote. Each share of Class X Common Stock is entitled to ten votes.

Number of Shares Outstanding as of Record Date	4,506,164 shares of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”) and 2,729,003 shares of the Company’s Class X common stock, $0.0001 per share (“Class X Common Stock” and, together with Class A Common Stock, “Common Stock”)

At the Annual Meeting, the stockholders of the Company will be asked to vote on the three proposals below. Your vote is very important. Accordingly, whether or not you plan to attend the Annual Meeting, you should vote by using one of the methods described in these proxy materials. You may vote your shares at the Annual Meeting by voting via the Internet or by telephone as described in these proxy materials or by having your shares represented at the Annual Meeting by a valid proxy. If your shares are not registered directly in your name (e.g., you hold your shares in a stock brokerage account or through a bank or other holder of record), you may vote by following the instructions detailed on the notice or voting instruction form you receive from your broker or other nominee. Stockholders may submit questions by following the instructions available on the website for the

Annual Meeting. A list of all stockholders entitled to vote at the Annual Meeting will be available for inspection at our principal executive offices.

Item	Proposals	Board Vote Recommendations		Page #
1	Election of nine directors.	✓	FOR each director nominee	5

2	Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for 2026.	✓	FOR	19

3	Advisory approval of the Company’s executive compensation.	✓	FOR	41

Any stockholder who executes and delivers a proxy has the right to revoke it at any time before it is exercised by delivering to the Corporate Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting. Subject to revocation, the proxy holders will vote all shares represented by a properly executed proxy received in time for the Annual Meeting in accordance with the instructions on the proxy. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the proxy will be voted in accordance with the recommendation of the Board.

The expenses of preparing, assembling, printing and mailing the Internet Availability Notice, this Proxy Statement and the materials used in the solicitation of proxies will be borne by the Company. Proxies will be solicited through the Internet and the mail and may be solicited by our officers, directors and employees in person or by telephone, email or facsimile. They will not receive additional compensation for this effort. We do not anticipate paying any compensation to any other party for the solicitation of proxies, but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners. The Company may retain the services of a proxy solicitation firm if, in the Board’s view, it is deemed necessary or advisable. Although the Company does not currently expect to retain such a firm, it estimates that the fees of such firm could be up to $20,000, plus out-of-pocket expenses, all of which would be paid by the Company.

Quorum Requirements

In order to constitute a quorum for the conduct of business at the Annual Meeting, the holders of a majority in voting power of Common Stock entitled to vote at the Annual Meeting must be present at the meeting or represented by proxy. Shares represented by proxies that reflect abstentions or broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Required Vote

Each share of our Class A Common Stock outstanding on the record date is entitled to one vote on each of the nine director nominees and one vote on each other matter. Each share of our Class X Common Stock outstanding on the record date is entitled to ten votes on each of the nine director nominees and ten votes on each other matter.

For Proposal 1, the election of directors, the nominees to serve as directors will be elected by a plurality of the votes cast by the stockholders entitled to vote at the election (meaning that the nine director nominees who receive the highest number of shares voted “for” their election are elected). You may vote “For” or “Withhold” with respect to each director nominee. Votes that are withheld will be excluded entirely from the vote with respect to the nominee from which they are withheld and will have no effect on the election of directors.

For Proposal 2 and Proposal 3, approval of each proposal requires the affirmative vote of at least a majority of the votes cast (meaning the number of shares voted “for” a proposal must exceed the number of shares voted “against” such proposal). You may vote “For,” “Against” or “Abstain” from voting on each of these proposals.

Any shares of Common Stock that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote with respect to these proposals. For Proposal 3, because your vote is advisory, it will not be binding on the Company, the Board or the Compensation Committee. However, the Board and the Compensation Committee will consider the outcome of the vote when making future decisions regarding the compensation of our named executive officers.

Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares. Broker non-votes, if any, will have no effect on Proposal 1 regarding the election of directors. For Proposal 3, broker non-votes, if any, will not be counted in determining the number of votes cast and will have no effect on the approval of the proposal. Proposal 2 is a routine matter and no broker non-votes are expected to exist in connection with this proposal. If your shares are held in an account at a bank or brokerage firm, that bank or brokerage firm may vote your shares of Common Stock on Proposal 2, but will not be permitted to vote your shares of common stock with respect to Proposal 1 or Proposal 3, unless you provide instructions as to how your shares should be voted. However, we also understand that certain brokerage firms have elected not to vote even on “routine” matters without your voting instructions. If your broker or other nominee has made this decision and you do not provide voting instructions, your vote will not be cast and will have no effect on the vote of the three proposals at this Annual Meeting. Accordingly, we urge you to direct your broker or other nominee how to vote by returning your voting materials as instructed or by obtaining a proxy from your broker or other nominee in order to vote your shares in person at the special meeting.

If an executed proxy card is returned by a bank or broker holding shares which indicates that the bank or broker has not received voting instructions and does not have discretionary authority to vote on the proposals, the shares will not be considered to have been voted in favor of the proposals. Your bank or broker will vote your shares on Proposal 1or Proposal 3 only if you provide instructions on how to vote by following the instructions they provide to you. Accordingly, we encourage you to vote promptly, even if you plan to attend the virtual Annual Meeting.

Additional Information Regarding the Internet Availability of Our Proxy Materials

We are pleased to take advantage of SEC rules that allow companies to furnish their proxy materials over the Internet. Accordingly, we sent to the majority of our stockholders an Internet Availability Notice regarding the Internet availability of the proxy materials for this year’s Annual Meeting. Other stockholders were instead sent paper copies of the proxy materials accessible on the Internet. Instructions on how to access the proxy materials over the Internet or to request a paper copy can be found in the Internet Availability Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis by going to www.investorelections.com/BODI and following the instructions or calling 1-866-648-8133. A stockholder’s election to receive proxy materials by mail or e-mail will remain in effect until the stockholder terminates or changes such election.

Please note that you cannot vote your shares by filling out and returning the Internet Availability Notice. The Internet Availability Notice does, however, include instructions on how to vote your shares.

If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the “stockholder of record.” In that case, either the Internet Availability Notice or the Notice of Annual Meeting, this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 have each been sent directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. In such case, either a notice similar to the Internet Availability Notice or the Notice of Annual Meeting, this Proxy Statement and our Annual Report on Form 10-K for the

fiscal year ended December 31, 2025 should have been provided (or otherwise made available) to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following their instructions for voting.

PROPOSAL 1: ELECTION OF NINE DIRECTORS

✓	OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE DIRECTOR NOMINEES LISTED BELOW.

General

Our Second Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”) provides that directors shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal in accordance with our Certificate of Incorporation. At this Annual Meeting, our stockholders will have an opportunity to vote for nine director nominees. The Board has nominated Mmes. Conlin, Frank and Lundy and Messrs. Daikeler, Goldston, Heller, Mayer, Salter and Van de Bunt as directors with a term that would expire at the 2027 annual meeting of stockholders.

Mmes. Conlin, Frank and Lundy and Messrs. Daikeler, Goldston, Heller, Mayer, Salter and Van de Bunt currently serve as members of our Board of Directors and have agreed to serve if elected. In the event the nominees named herein are unable to serve or decline to serve at the time of the Annual Meeting, the persons named in the enclosed proxy will exercise discretionary authority to vote for substitutes. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees.

Required Vote

Directors shall be elected by a plurality of the votes cast (meaning that the nine director nominees who receive the highest number of shares voted “for” their election are elected). “Withhold” votes and broker non-votes are not considered votes cast for the foregoing purpose, and will have no effect on the election of the nominees.

Recommendation of the Board of Directors

The Board unanimously recommends that the stockholders vote FOR the election of the director nominees, Mary Conlin, Carl Daikeler, Kristin Frank, Mark Goldston, Michael Heller, Ann Lundy, Kevin Mayer, John Salter and Ben Van de Bunt. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the election of all the director nominees.

Election of nine directors	✓	OUR BOARD RECOMMENDS YOU VOTE “FOR” EACH DIRECTOR NOMINEE

	Committee Membership
Name	Age	Director Since	Board of Directors	Audit	Compensation		Nominating and Corporate Governance
Mary Conlin	61	2021	✓	✓	✓
Carl Daikeler	62	1998	✓
Kristin Frank	60	2021	✓		✓		✓
Mark Goldston	71	2023	✓
Michael Heller	61	2012	✓				✓
Ann Lundy	56	2023	✓	✓
Kevin Mayer	63	2021	✓	✓
John Salter	48	2018	✓				✓
Ben Van de Bunt	64	2019	✓			✓		✓

Information About Our Director Nominees

The following table and biographical information sets forth certain information of the director nominees. Such information is current as of April 22, 2026. The information presented below for each director includes the specific experience, qualifications, attributes and skills that led us to the conclusion that such director should be nominated to serve on our Board of Directors in light of our business.

Name	Age	Position	Director Since
Carl Daikeler	62	Co-Founder, Chief Executive Officer and Director	1998
Mark Goldston	71	Executive Chairman	2023
Mary Conlin	61	Director	2021
Kristin Frank	60	Director	2021
Michael Heller	61	Director	2012
Ann Lundy	56	Director	2023
Kevin Mayer	63	Director	2021
John Salter	48	Director	2018
Ben Van de Bunt	64	Director	2019

Carl Daikeler has served as our Chief Executive Officer and a member of our Board since co-founding the Company in 1998. Prior to founding Beachbody (now BODi), Mr. Daikeler co-founded TelAmerica Media where he created and produced the fitness phenomenon “8 Minute Abs” which sold over two million units. Mr. Daikeler served in product development and marketing roles at Guthy-Renker Corporation, a leading direct response marketing company. Under Mr. Daikeler’s leadership, the Company has created some of the most recognizable brands in home fitness and nutrition, including P90X, Insanity, and Shakeology, and initiated the transition to digital streaming with the launch of Beachbody On Demand in 2016. Mr. Daikeler is also an accomplished three-time Tony Award–winning Broadway producer, with credits including productions Moulin Rouge!, Kinky Boots, Hadestown and Once On This Island. Mr. Daikeler has significant philanthropic activities with organizations such as International Justice Mission, Save-A-Warrior, and Hope The Mission. Mr. Daikeler obtained a B.A. in Corporate Organizational Media from Ithaca College. We believe Mr. Daikeler is qualified to serve on our Board due to his nearly three decades of leadership as the Company’s co-founder and CEO, his deep expertise in product development, DTC marketing, and his extensive experience innovating in fitness.

Mark Goldston has served as our Executive Chairman since June 2023. Mr. Goldston has served as the chairman, chief executive officer and founder of The Goldston Group, a venture capital and strategic advisory firm, since November 2013. Mr. Goldston has also served as general partner of Athletic Propulsion Labs, a luxury performance athletic footwear company, since March 2009 and as co-founder and general partner of Javergo Partners, LLC, a strategic advisory firm, since March 2020. Mr. Goldston has also served as a board member, strategic advisor and investor of TuneGO, a technology platform and interactive community for music artists, since March 2015. Prior to that, from March 1999 to November 2013 Mr. Goldston served as the chairman and chief executive officer of United Online, a former public Internet access company, and its predecessor company, NetZero. Mr. Goldston obtained a B.S. in business administration from The Ohio State University and an M.B.A. from the Northwestern University Kellogg School of Management. We believe Mr. Goldston is qualified to serve on our Board due to his extensive financial and leadership experience with public companies and fitness brands.

Mary Conlin joined our board in June 2021. Ms. Conlin is retired. She was the former Director and Head of Marketing & Corporate Communications for Pixar Animation Studios, an American computer animation studio and industry leader in technologically advanced computer-generated feature films. During her tenure at Pixar, Ms. Conlin worked closely with senior management on global brand and product strategy, corporate communications, and company-wide initiatives, and reported to Steve Jobs, Pixar’s co-founder and then-Chief Executive Officer. Prior to Pixar, Ms. Conlin worked at Warner Bros. Pictures as Director of International

Distribution and Director of Worldwide Promotions for the theatrical division. She started her career in advertising at Young & Rubicam. Since 2019, Ms. Conlin has served as a director of Daily Journal Corporation, a publicly traded publishing and technology company, where she serves on the Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee. Since 2019, Ms. Conlin has also served on the Board of Trustees of Viewpoint School, an independent, co-educational K-12 college-preparatory day school in Calabasas, California. Ms. Conlin is also a member of the Academy of Motion Picture Arts and Sciences, an honor recognizing professional achievement and peer distinction in the film industry. Ms. Conlin obtained a B.A. from Princeton University and an M.B.A. from Harvard University. We believe Ms. Conlin is qualified to serve on our Board due to her extensive experience in advertising, marketing, promotions, strategic communications, and public company governance.

Kristin Frank has served as a member of our Board since November 2021. Ms. Frank has served as Chief Executive Officer of AdPredictive, a customer intelligence platform, since March 2020 and before that as President from September 2018 to February 2020. She has also served on the board of directors of G/O Media Inc., an owner and operator of several digital media outlets, from June 2022 to March 2025, Brightcove, Inc., a leading global provider of cloud services for video, from May 2018 to February 2025, currently with Gaia, Inc., a global video streaming service and community, since October 2013 and Cornerstone Capital, an investment firm, from January 2019 to February 2022. Prior to AdPredictive, from 1995 to 2017 Ms. Frank served at Viacom, a former media conglomerate now operating as Paramount Global, in various capacities as a member of its executive and regional teams, serving most recently as the Chief Operating Officer of the division overseeing revenue, strategy, and operations for MTV. Ms. Frank also served as the Executive Vice President and Head of Digital for the Music and Entertainment Division, and before that as the Regional Vice President of Content Distribution and Marketing, the Chief Operating Officer of LOGO, and the General Manager of MTV and VH1 Digital Media. Ms. Frank obtained a B.B.A. in Finance from the University of Iowa. We believe Ms. Frank is qualified to serve on our Board due to her extensive leadership, board governance, and marketing experience.

Ann Lundy has served as a member of our Board since January 2023. Ms. Lundy served as Senior Vice President, Corporate Finance and Internal Audit of Activision Blizzard, a subsidiary of Microsoft, from 2021 to 2024 and before that served as Vice President, Internal Audit from September 2019. Prior to Activision Blizzard, in 2019 Ms. Lundy was an executive consultant in finance, accounting and project management services and before that served as Senior Vice President and Chief Accounting Officer of MH Sub I, LLC (d/b/a Internet Brands), a company operating online media, community and e commerce sites, in 2018. Prior to that, from March 2003 to August 2018 Ms. Lundy served various leadership positions at Mattel, Inc., including as Senior Vice President Finance & Strategy, Global Development and Product Supply. Ms. Lundy obtained a B.S. in Accounting from Oakland University and is licensed as an inactive certified public accountant in Michigan since October 1994. We believe Ms. Lundy is qualified to serve on our Board of Directors due to her extensive financial and public company experience.

Kevin Mayer has served as a member of our Board since June 2021. Mr. Mayer has served as Co-Chief Executive Officer and founder of Candle Media, a next generation media company, since January 2022, and as co-founder and managing partner of Smash Capital, a consumer venture capital firm, since January 2022. Before that in 2020 he served as chief executive officer of TikTok, a short form video hosting service, and as chief operating officer of its parent company ByteDance, an international internet technology company. From June 2005 to 2020 Mr. Mayer served in various leadership positions at The Walt Disney Company, a public multinational media conglomerate, most recently as its Chief Strategy Officer. Mr. Mayer has also served on the board of directors of Tinuiti, a performance marketing firm, since April 2021, The Forest Road Company, a specialty finance investment firm, since September 2020 and DAZN Group, a global sports media company, as chairman from February 2021 to March 2023. He also has served as an advisory board member of Salesforce, a global enterprise software firm, since April 2021. Mr. Mayer obtained a B.S. in mechanical engineering at the Massachusetts Institute of Technology, a M.S. in electrical engineering at San Diego State University and an M.B.A. from Harvard University. We believe Mr. Mayer is qualified to serve on our Board due to his extensive leadership and media industry experience.

Michael Heller has served as a member of our Board since November 2012. Mr. Heller has served since 1994 at Cozen O’Connor, an international law firm, holding various leadership positions, currently as the Executive Chairman and Chief Executive Officer. He has served as a member of the Board of Directors of Franklin Square Holdings, L.P., a business development company, and Hanover Fire and Casualty Co., a property and casualty insurance carrier. Mr. Heller also sits on several nonprofit boards, including Thomas Jefferson University Hospital, Villanova Law School, CEO’s vs Cancer, Greater Philadelphia Chamber of Commerce, Philadelphia Alliance for Capital and Technologies and the Jewish Federation of Greater Philadelphia. Mr. Heller obtained a B.A. from The Pennsylvania State University and a J.D. from Villanova University. We believe Mr. Heller is qualified to serve on our Board due to his extensive leadership and board governance experience.

John Salter has served as a member of our Board since December 2018. Mr. Salter has served as co-founder and partner of The Raine Group, a global merchant bank, since June 2009. Prior to co-founding Raine, from July 2002 to May 2009 he served at UBS, a global investment bank, where he was the Global Head of Digital Media in the Technology, Media and Telecommunications Group. Prior to UBS, Mr. Salter worked in the Internet and New Media Group at Volpe, Brown, Whelan & Co. Mr. Salter has served as a member of the board of directors of Playcast, Inc., a media distribution platform, since January 2024, Play Games 24x7, a leading Indian gaming company, since October 2019, Huuuge Games, a video game developer on mobile devices and PCs, since October 2017, Dribble Media, a platform for digital designers, since December 2021, Zumba Fitness, a fitness program provider, from February 2012 to December 2020, Cypher Games, a mobile gaming company, since August 2024, and as an observer for DraftKings, a leading digital sports entertainment and gaming company, since August 2014. Mr. Salter obtained a B.A. from Stanford University. We believe Mr. Salter is qualified to serve on our Board due to his extensive leadership, industry, and board governance experience.

Ben Van de Bunt has served as a member of our Board since March 2019. Since 2013 Mr. Van de Bunt has been an entrepreneur and co-owner of numerous companies including Silver Creek, Paramount Equity, LoanPal, FHR, Inspire Energy, Nestidd, Omni Energy, Good Finch and Rosewood Homes. Before that, Mr. Van de Bunt was Chief Executive Officer and President at Guthy Renker from 1993 through 2013. He previously served as a member of the board of directors of Houlihan Lokey, Solar City, Guthy Renker, Inspire Energy, GivePower and St. John’s Hospital. Mr. Van de Bunt obtained a B.A. from the University of California, Los Angeles, and a J.D. from Harvard Law School. We believe Mr. Van de Bunt is qualified to serve on our Board of Directors due to his extensive venture capital, leadership, and board governance experience.

Skills and Experiences of Director Nominees

The following table sets forth the names and experience of each of our director nominees.

	Mary Conlin	Carl Daikeler	Kristin Frank	Mark Goldston	Michael Heller	Ann Lundy	Kevin Mayer	John Salter	Ben Van de Bunt
Public Company Experience	✓	✓	✓	✓	✓	✓	✓	✓	✓
International Business Experience	✓	✓	✓	✓	✓	✓	✓	✓	✓
Corporate Governance Experience	✓	✓	✓	✓	✓	✓	✓	✓	✓
Capital Allocation / Corporate Finance Experience		✓	✓	✓	✓	✓	✓	✓	✓
Financial Literacy	✓	✓	✓	✓	✓	✓	✓	✓	✓
Information Services and Technology Experience	✓	✓	✓	✓		✓	✓	✓	✓
Legal / Regulatory. Public Policy Experience	✓	✓			✓	✓	✓	✓	✓
Marketing / Sales .Business Development Experience	✓	✓	✓	✓	✓	✓	✓	✓	✓
Risk Management Experience		✓		✓	✓	✓	✓	✓	✓
Strategic Planning Experience	✓	✓	✓	✓	✓	✓	✓	✓	✓
Human Resource, Executive Compensation and Talent Management Experience	✓	✓	✓	✓	✓	✓	✓	✓	✓
Senior Leadership Experience	✓	✓	✓	✓	✓	✓	✓		✓
Cybersecurity / Data Privacy		✓	✓		✓	✓	✓		✓
ESG and Climate Risks			✓		✓	✓	✓	✓	✓
Industry Experience	✓	✓	✓	✓	✓	✓	✓	✓	✓
Shareholder Advocacy	✓	✓	✓	✓	✓	✓	✓	✓	✓

CORPORATE GOVERNANCE

We are committed to continually enhancing our strong corporate governance practices, which we believe helps us sustain our success and build long-term value for our stockholders. Our Board of Directors sets high standards for our employees, officers and directors. Implicit in this philosophy is the importance of sound corporate governance. It is the duty of the Board to serve as a prudent fiduciary for stockholders and to oversee the management of the Company’s business. Our governance structure enables independent, experienced and accomplished directors to provide advice, insight, guidance and oversight to advance the interests of the Company and our stockholders.

Director Independence

The Nasdaq Stock Market LLC (“Nasdaq”) corporate governance standards require that a majority of our Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which, in the opinion of the Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board has considered information provided by the directors and management with regard to the business and personal activities, relationships and related party transactions of each director. Our Board has determined that Mmes. Conlin, Frank and Lundy and Messrs. Heller, Mayer, Salter and Van de Bunt are “independent directors” as defined in the Nasdaq corporate governance standards and Mmes. Conlin, Frank and Lundy and Messrs. Mayer, Salter and Van de Bunt are “independent directors” as defined in the applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Background and experience of directors

Our nominating and corporate governance committee is responsible for reviewing with our Board, on an annual basis, the appropriate characteristics, skills and experience required for the Board of Directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and the Board of Directors, in approving (and, in the case of vacancies, appointing) such candidates, will take into account many factors, including the following:

•	personal and professional integrity;

•	ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience in the industries in which we compete;

•	experience as a board member or executive officer of another publicly held company;

•	diversity of background and expertise and experience in substantive matters pertaining to our business relative to other board members;

•	conflicts of interest; and

•	practical and mature business judgment.

Role of the board in risk oversight

Our Board has an active role, as a whole and also at the committee level, in overseeing the management of our risks. Our Board is responsible for general oversight of risks and regular review of information regarding our risks, including credit risks, liquidity risks, and operational risks. The compensation committee is responsible for overseeing the management of risks relating to our human capital and executive compensation plans and arrangements. The audit committee is responsible for overseeing the management of risks relating to accounting matters, financial reporting, and cybersecurity. The nominating and corporate governance committee is responsible for overseeing the management of risks associated with the independence of our Board and potential conflicts of interest. Although each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed about such risks through discussions from committee members. We believe that our Board’s leadership structure supports effective risk management because it allows independent directors at the board level and on our committees to exercise oversight over management.

Compensation Committee Risk Assessment

Upon evaluation, the compensation committee has determined that the Company’s compensation practices and policies are not reasonably likely to have a material adverse effect on the Company. In making this determination, the compensation committee considered that none of the compensation policies and practices at any business unit carry a significant portion of the Company’s risk profile, has a significantly different compensation structure than other business units, or pays compensation expenses as a significant percentage of the business unit’s revenues.

Board Leadership Structure

The Board of Directors does not have a policy regarding the separation of the roles of the Chief Executive Officer and the Executive Chairman of the Board of Directors, as the Board of Directors believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board of Directors. The Board of Directors has determined that the Company’s current separation between the Chief Executive Officer and the Executive Chairman is the most appropriate leadership structure for BODi to clearly distinguish the functions of the Board and management. The separation of the Chief Executive Officer and the Executive Chairman allows our Chief Executive Officer to concentrate on operational and strategic issues while the Executive Chairman focuses on governance and Board leadership.

Attendance at Meetings

During the year ended December 31, 2025, our Board of Directors met six times and acted by unanimous written consent three times. Each member of the Board of Directors attended at least 75 percent of the meetings of our Board of Directors and the meetings of any of our board committees on which each member of the Board of Directors served that were held during the term of each such director. Our Board of Directors and each of the board committees also acted by way of various unanimous written consents during the year ended December 31, 2025. In addition, the compensation committee, the audit committee and the Board of Directors met, at times, without management present in executive session.

Although we do not have a formal policy regarding attendance by members of our Board of Directors at our Annual Meeting, we encourage our directors to attend. We anticipate that at least a majority of our Board of Directors will attend the Annual Meeting.

Board Committees

Our Board of Directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Our Board of Directors may also establish from time to time any other committees that it deems necessary or desirable. Members serve on these committees until their resignation or until otherwise determined by our Board of Directors.

The current composition of each board committee is set forth below.

Director	Audit Committee	Compensation Committee	Nominating And Corporate Governance Committee
Carl Daikeler
Mark Goldston*
Mary Conlin	✓	✓
Kristin Frank		✓	✓
Michael Heller			C
Ann Lundy	C
Kevin Mayer	✓
John Salter			✓
Ben Van de Bunt		C	✓

*	Executive Chairman of the Board
✓	Member
C	Chairperson

Audit committee

Our audit committee consists of Mary Conlin, Ann Lundy and Kevin Mayer, with Ms. Lundy serving as chair. Rule 10A-3 of the Exchange Act and the Nasdaq rules require that our Audit Committee be composed entirely of independent members. Our Board of Directors has affirmatively determined that Mmes. Conlin and Lundy and Mr. Mayer each meet the definition of “independent director” for purposes of serving on the Audit Committee under Rule 10A-3 of the Exchange Act and the Nasdaq rules. Each member of our Audit Committee also meets the financial literacy requirements of Nasdaq corporate governance standards. In addition, our Board of Directors has determined that Ms. Lundy qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Our audit committee held four meetings in 2025 and acted by unanimous written consent one time.

Our audit committee is responsible for, among other things:

•	selecting and hiring our independent auditors, and approving the audit and non-audit services to be performed by our independent auditors;

•	assisting the Board of Directors in evaluating the qualifications, performance, and independence of our independent auditors;

•	assisting the Board of Directors in monitoring the quality and integrity of our financial statements and our accounting and financial reporting;

•	assisting the Board of Directors in monitoring our compliance with legal and regulatory requirements;

•	assisting the Board of Directors in monitoring the performance of our internal audit function;

•	overseeing the management of risks relating to accounting matters, financial reporting, and cybersecurity;

•	reviewing with management and our independent auditors our annual and quarterly financial statements;

•

establishing procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and

•	preparing the audit committee report that the rules and regulations of the SEC require to be included in our annual proxy statement.

Our audit committee also reviews the related party transaction policy described under “Certain Relationships and Related Party Transactions.” Our audit committee operates under a written charter which is available on our website at https://investors.thebeachbodycompany.com/governance/governance-documents.

Compensation committee

Our compensation committee consists of Mary Conlin, Kristin Frank, and Ben Van de Bunt, with Mr. Van de Bunt serving as chair. Our Board of Directors has determined that each of the compensation committee members is a non-employee member of our Board of Directors as defined in Rule 16b-3 under the Exchange Act and an outside director as that term is defined in Section 162(m) of the Internal Revenue Code (the “Code”). The composition of our compensation committee meets the requirements for independence under the current Nasdaq rules and current SEC rules and regulations. Decisions regarding the compensation of our executive officers have historically been made by the compensation committee. Our compensation committee held four meetings in 2025 and acted by unanimous written consent two times.

The compensation committee is responsible for, among other things:

•

reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer, evaluating our chief executive officer’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the Board of Directors), determining and approving our chief executive officer’s compensation level based on such evaluation;

•

reviewing and approving, or making recommendations to the Board of Directors with respect to, the compensation of our other executive officers, including annual base salary, bonus and equity-based incentives, and other benefits;

•	reviewing and recommending the compensation of our directors;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis” disclosure when required by SEC rules;

•	preparing the compensation committee report when required by the SEC to be included in our annual proxy statement; and

•	reviewing and making recommendations with respect to our equity compensation plans.

Our compensation committee operates under a written charter which is available on our website at https://investors.thebeachbodycompany.com/governance/governance-documents.

Nominating and corporate governance committee

Our nominating and corporate governance committee consists of Kristin Frank, Michael Heller, John Salter and Ben Van de Bunt, with Mr. Heller serving as chair. Our nominating and corporate governance committee held two meetings in 2025.

The nominating and corporate governance committee is responsible for, among other things:

•	assisting our Board of Directors in identifying prospective director nominees and recommending nominees to the Board of Directors;

•	overseeing the evaluation of the Board of Directors and management;

•	reviewing developments in corporate governance practices and developing and recommending a set of corporate governance guidelines; and

•	recommending members for each committee of our Board of Directors.

Our nominating and corporate governance committee operates under a written charter which is available on our website at https://investors.thebeachbodycompany.com/governance/governance-documents.

Controlled company exemption

Carl Daikeler, our Chief Executive Officer, beneficially owns 94.4% of the Company’s Class X Common Stock and controls a majority of the voting power of all outstanding capital stock of the Company. As a result, the Board has determined the Company is a “controlled company” within the meaning of corporate governance standards of the Nasdaq. Under these corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements (1) that a majority of its board of directors consist of independent directors, (2) that its board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (3) that its board of directors have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. If we cease to be a “controlled company” and our shares continue to be listed on the Nasdaq, we will be required to comply with all applicable Nasdaq corporate governance standards and, depending on the Board’s independence determination with respect to its then-current directors, we may be required to add additional directors to the Board in order to achieve such compliance within the applicable transition periods.

Compensation committee interlocks and insider participation

None of our executive officers currently serves, or has served during the last completed fiscal year, as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our Board of Directors or compensation committee.

The Company’s Director Nomination Process

As indicated above, our nominating and corporate governance committee oversees the director nomination process. This committee is responsible for assisting the Board of Directors in establishing minimum qualifications for director nominees, including qualities and skills that members of our Board of Directors are expected to possess. Under our nominating and corporate governance committee charter, these criteria include the following:

•	personal and professional integrity;

•	ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience in the industries in which we compete;

•	experience as a board member or executive officer of another publicly held company;

•	diversity of background and expertise and experience in substantive matters pertaining to our business relative to other board members;

•	conflicts of interest; and

•	practical and mature business judgment.

Our nominating and corporate governance committee identifies and evaluates individuals qualified to become members of our Board of Directors. Our nominating and corporate governance committee then recommends that our Board of Directors select the director nominees for the election at the next annual meeting of stockholders, or to fill vacancies on our Board of Directors occurring between annual meetings of the stockholders.

We believe it is important to have an appropriate mix of diversity for the optimal functionality of the Board of Directors. Our nominating and corporate governance committee charter requires that the committee consider each candidate’s qualities and skills and our nominating and corporate governance committee considers each candidate’s background, diversity, ability, judgment, skills and experience in the context of the needs and current make-up of the Board of Directors when evaluating director nominees. The Board of Directors believes it is important for each member of the Board of Directors to possess skills and knowledge in the areas of leadership of large, complex organizations; finance; strategic planning; laws and regulations; government relations; and relevant industries, especially the ecommerce space. These considerations help ensure that the Board of Directors as a whole has the appropriate mix of diversity, characteristics, skills and experiences for the optimal functioning of the Board of Directors in its oversight of our Company. As part of its periodic self-assessment process, the nominating and corporate governance committee reviews and evaluates its performance, including overall composition of the Board of Directors and the criteria that it uses for selecting nominees in light of the specific skills and characteristics necessary for the optimal functioning of the Board of Directors in its oversight of our Company. The nominating and corporate governance committee considers all of the criteria described above, including the candidate’s diversity, in identifying and selecting nominees and in the future may establish additional minimum criteria for nominees.

The nominating and corporate governance committee will consider nominees for the Board of Directors who are recommended by stockholders who meet the eligibility requirements for submitting stockholder proposals for inclusion in the Company’s next proxy statement. If an eligible stockholder wishes to recommend a nominee, he or she should submit such recommendation in writing to the Chair, nominating and corporate governance committee, c/o Corporate Secretary, Jonathan Gelfand, The Beachbody Company, Inc., 400 Continental Blvd., 6th Floor, El Segundo, California 90245, by the deadline for stockholder proposals set in accordance with the Company’s second amended and restated bylaws (our “bylaws”), specifying the information required by the nominating and corporate governance committee charter. All such recommendations will be brought to the attention of the nominating and corporate governance committee, and the nominating and corporate governance committee shall evaluate such director nominees in accordance with the same criteria applicable to the evaluation of all director nominees.

General Nomination Right of All Stockholders. Any stockholder may nominate one or more persons for election as a director at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in our bylaws. In order for a stockholder’s director nomination to be timely, the stockholder must deliver written notice to our secretary not later than the close of business on the ninetieth (90th) day, nor earlier than the one hundred-twentieth (120th) day, prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for on a date that is not more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be so received not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the date on which public announcement of the date of such meeting is first made. Such notification must contain the written consent of each proposed nominee to serve as a director if so elected and all other information required in Section 2.5 of our bylaws.

Stockholder Engagement

Management and directors engage with our stockholders throughout the year in a variety of forums. Our interactions cover a broad range of governance and business topics, including proxy access, board elections, compensation practices, peer group composition and business strategy. Our engagement activities and meaningful exchanges to which we have been exposed provide us with a valuable understanding of our stockholders’ perspectives and an opportunity to share views with them. We look forward to maintaining an open line of dialogue with our stockholders.

We encourage you to visit the Governance area of the “Investors” section of our website (https://investors.thebeachbodycompany.com/governance/governance-documents) where you will find detailed information about our corporate governance practices and policies, including our nominating and corporate governance committee charter.

Communications with Directors

Interested parties, including stockholders who would like to send communications to our Board of Directors, any board committee or to any individual director may do so by submitting such communications to Corporate Secretary, Jonathan Gelfand, The Beachbody Company, Inc., 400 Continental Blvd., 6th Floor, El Segundo, California 90245. We suggest, but do not require, that such submissions include the name and contact information of the interested party making the submission and a description of the matter that is the subject of the communication. Mr. Gelfand will then distribute such information to our Board of Directors for review. Communications received by the Company may be reviewed by Mr. Gelfand to ensure appropriate and careful review of the matter.

Code of Ethics and Conduct
We have adopted a code of ethics and business conduct that applies to all employees, including employees of our subsidiaries, as well as each member of our Board of Directors. The code of ethics and business conduct is available at our website at
https://investors.thebeachbodycompany.com/governance/governance
-documents
.
We intend to satisfy any disclosure requirement under Item 5.05 of Form
8-K
regarding an amendment to, or waiver from, a provision of this code of ethics by posting such information on our website, at the address specified above.
Corporate Governance Guidelines
We have adopted a set of corporate governance guidelines to assist the Board in the exercise of its responsibilities and to serve the interests of the Company and its stockholders. The corporate governance guidelines is available at our website at
https://investors.thebeachbodycompany.com/governance/governance
-documents
.
Insider Trading Compliance Policy
We have adopted our Insider Trading Compliance Policy which governs the purchase, sale and/or other disposition of our securities by our Board members, officers and employees and is designed to promote compliance with insider trading laws, rules and regulations and Nasdaq corporate governance standards. Our Insider Trading Compliance Policy prohibits the trading of our securities on the basis of material, non-public
information and establishes regular blackout periods wherein certain designated employees are prohibited from trading in our securities. Under our Insider Trading Compliance Policy, we prohibit our employees, including our executive officers and Board members, from hedging the risk associated with ownership of shares of our Common Stock and other securities, as well as from pledging any of our securities as collateral for a loan. A copy of this policy has been filed as Exhibit 19.1 to our Annual Report on Form
10-K
for the fiscal year ended December 31, 2025.

PRE-APPROVAL OF SERVICES BY INDEPENDENT REGISTERED ACCOUNTING FIRM

The audit committee pre-approves all audit, audit-related, tax, and other services performed by our independent auditors. The audit committee pre-approves specific categories of services up to pre-established fee thresholds. Unless the type of service had previously been pre-approved, the audit committee must approve that specific service before the independent auditors may perform it. In addition, separate approval is required if the amount of fees for any pre-approved category of service exceeds the fee thresholds established by the audit committee. The audit committee has delegated to the chair of the committee pre-approval authority with respect to permitted services, provided that the chair must report any pre-approval decisions to the committee at its next scheduled meeting. All fees described below were pre-approved by the audit committee.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

✓

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2026.

The audit committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company’s financial statements. As a matter of good corporate governance, we are asking the stockholders to ratify the selection of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the year ending December 31, 2026.

Stockholders are not required to ratify the appointment of Deloitte as our independent registered public accounting firm. If stockholders fail to ratify the appointment, the audit committee will consider whether or not to retain Deloitte. Even if the appointment is ratified, the audit committee may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Representatives of Deloitte will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following table presents the fees for professional audit services rendered by Deloitte and fees billed for other services rendered by Deloitte for each of the years ended December 31, 2025 and 2024.

	2025	2024
Audit Fees(1)	$1,387,000	$1,548,000
Audit Related Fees	—	—
Tax Fees(2)	205,200	266,553
All Other Fees	—	—

Total	$1,592,200	$1,814,553

(1)

Audit Fees consist of fees for audit services primarily related to the audit of our annual consolidated financial statements; the review of our quarterly consolidated financial statements; Form S-1s and Form S-8s filings and associated comfort letters and consents; and other regulatory filings.

(2)	Tax Fees consist of fees for tax compliance and permissible tax consulting services.

Required Vote

Adoption of this proposal requires the affirmative vote of the majority of the votes cast (meaning the number of shares voted “for” a proposal must exceed the number of shares voted “against” such proposal). Abstentions and broker non-votes are not considered votes cast for the foregoing purpose, and will have no effect on the vote for this proposal.

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends that the stockholders vote FOR the ratification of Deloitte as the Company’s independent registered public accounting firm for the year ending December 31, 2026.

Ratification of independent registered public accounting firm	✓	OUR BOARD RECOMMENDS YOU VOTE “FOR” THE RATIFICATION OF DELOITTE

AUDIT COMMITTEE REPORT

Our audit committee currently consists of three directors. Mmes. Conlin and Lundy, and Mr. Mayer are each, in the judgment of the Board of Directors, an independent director. The audit committee acts pursuant to a written charter that has been adopted by the Board of Directors. A copy of the charter is available on the investor relations section of the Company’s website.

The audit committee oversees The Beachbody Company, Inc’s (the “Company’s”) financial reporting process on behalf of the Board of Directors. The audit committee is responsible for retaining the Company’s independent registered public accounting firm, evaluating its independence, qualifications and performance, and approving in advance the engagement of the independent registered public accounting firm for all audit and non-audit services. The audit committee’s specific responsibilities are set forth in its charter. The audit committee reviews its charter at least annually.

Management has the primary responsibility for the financial statements and the financial reporting process, including internal control systems, and procedures designed to ensure compliance with applicable laws and regulations. Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm during the year ended December 31, 2025, was responsible for expressing an opinion as to the conformity of the Company’s audited financial statements with generally accepted accounting principles.

The audit committee has reviewed and discussed with management the Company’s audited financial statements. The audit committee has also discussed with Deloitte the Company’s independent registered public accounting firm during the year ended December 31, 2025, all matters that it was required to communicate and discuss with the audit committee, including the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the Securities and Exchange Commission. In addition, the audit committee has met with Deloitte, with and without management present, to discuss the overall scope of its audit, the results of its audit, discuss internal control matters and to review critical accounting policies and estimates.

The audit committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding its communications with the audit committee concerning independence and has discussed with Deloitte its independence.

Based on the review and discussions referred to above, the audit committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

The audit committee and the Board of Directors have recommended the selection of Deloitte as the Company’s independent registered public accounting firm for the year ending December 31, 2026.

AUDIT COMMITTEE

Ann Lundy (Chair)

Mary Conlin

Kevin Mayer

Members of the Audit Committee

This report of the audit committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended, unless specifically provided otherwise in such filing.

EXECUTIVE OFFICERS

Below is biographical information for each of our current executive officers as of April 22, 2026, other than Carl Daikeler and Mark Goldston (whose biographical information is shown under “Proposal 1: Election of Nine Directors” on page 4). Each executive officer serves at the discretion of the Board of Directors and the Chief Executive Officer.

Name	Age	Position
Carl Daikeler	62	Co-Founder and Chief Executive Officer
Mark Goldston	71	Executive Chairman
Brad Ramberg	62	Interim Chief Financial Officer

Brad Ramberg has served as Interim Chief Financial Officer since August 2024. Mr. Ramberg joined the Company in 2006 as the Company’s Chief Financial Officer and served in that position for eight years until 2014, then serving as the Company’s Executive Vice President - Strategic Initiatives until serving as Interim Chief Financial Officer. Prior to joining the Company, Mr. Ramberg served as Chief Financial Officer of Idealab, a leading technology incubator, as well as Chief Financial Officer of the public entity Ticketmaster Online Citysearch. Mr. Ramberg obtained a Bachelor’s Degree from Brown University and a Master’s of Business Administration from Harvard Business School.

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Compensation

This section discusses the material components of the executive compensation program for our named executive officers (“NEOs”) who are named in the “Summary Compensation Table” below. Our NEOs for the year ended December 31, 2025 were:

•	Carl Daikeler, Co-Founder and Chief Executive Officer;

•	Mark Goldston, Executive Chairman; and

•	Brad Ramberg, Interim Chief Financial Officer.

The Company qualifies as a “smaller reporting company” under rules adopted by the SEC for the year ended December 31, 2025. As such, the Company is providing executive compensation disclosure in compliance with the SEC’s rules and regulations applicable to smaller reporting companies.

Summary Compensation Table

The following table contains information about the compensation earned by our NEOs during the fiscal years ended December 31, 2025 and 2024.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Carl Daikeler	2025	765,000	2,700	—	—	28,625	796,325
Co-Founder and	2024	776,411	2,600	—	—	26,931	805,942
Chief Executive Officer
Mark Goldston	2025	546,849	200	—	—	—	547,049
Executive Chairman	2024	—	—	—	686,315	—	686,315
Brad Ramberg(4)	2025	431,260	56,900	292,888	—	36,036	817,085
Interim Chief
Financial Officer

(1)

Amounts reflect payment of a service-based anniversary bonus for each NEO ($2,700 for Mr. Daikeler, $200 for Mr. Goldston and $1,900 for Mr. Ramberg) plus a cash retention bonus for Mr. Ramberg ($55,000). We provide a description of these bonuses below under the section titled, “Cash Incentive Compensation—Other Cash Compensation”.

(2)

Amounts reflect the full grant-date fair value of RSU awards granted during fiscal 2025 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the NEO. We provide information regarding the assumptions used to calculate the value of all RSU awards made to our NEOs in Note 16 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025.

(3)	For 2025, “All Other Compensation” consists of the following:

Name	401(k) Plan Matching Contributions ($)	Car Allowance ($)	Mobile Phone Allowance & Benefits ($)	Work from Home Allowance ($)	Gift Card / Cash Prize / Other	Life and AD&D Insurance ($)	Company- Paid Health & Welfare Benefits ($)
Carl Daikeler	—	12,000	6,756	600	—	72	9,197
Brad Ramberg	7,000	12,000	2,100	600	291	72	13,973

(4)	Mr. Ramberg was not a named executive officer of the Company during the fiscal year ended December 31, 2024.

Narrative Disclosure to Summary Compensation Table

Base Salary

The base salaries of our NEOs are an important part of their total compensation package, and are intended to reflect their respective positions, duties and responsibilities.

Our NEOs’ annual base salaries as of December 31, 2025 are as follows:

Named Executive Officer	2025 Annualized Base Salary
Carl Daikeler	$765,000
Mark Goldston	$700,000
Brad Ramberg	$450,000

The actual 2025 base salaries paid to our NEOs are set forth in the column entitled “Salary” in the “Summary Compensation Table” above.

Prior to March 1, 2025, Mr. Goldston did not receive any cash compensation for his service as Executive Chairman. In February 2025, the Compensation Committee approved an annual base salary of $500,000 for Mr. Goldston which became effective on March 1, 2025 to reflect the mutually agreed expansion of Mr. Goldston’s role and contribution to the Company. Mr. Goldston’s annual base salary was increased to $700,000, effective as of May 13, 2025, the date on which the Company paid the Blue Torch term loan in full.

The Compensation Committee approved an annual base salary increase from $412,000 to $450,000 for Mr. Ramberg, effective June 30, 2025, to reflect Mr. Ramberg’s increased role and contribution to the Company and longevity with the Company.

Cash Incentive Compensation

Annual Bonus Program

The Company currently maintains an annual bonus program in which certain eligible employees, including certain of our NEOs, participate. Under the program, each participating NEO is eligible to receive an annual performance-based bonus based upon the achievement of Company pre-determined Pre-Bonus EBITDA (as defined below) goals at the discretion of the Compensation Committee. The NEOs’ target bonus opportunities under our 2025 bonus program were as follows, and were not changed from fiscal year 2024. Mr. Goldston was not eligible to participate in our 2025 bonus program.

Named Executive Officer	Target Bonus (Percentage of Base Salary)
Carl Daikeler	100%
Brad Ramberg	50%

Under the 2025 bonus program, participants were eligible to receive a percentage of the participant’s target bonus opportunity, ranging from 0% to 150%, based on the level at which the performance goal was achieved and interpolated between performance levels on a straight-line basis. In the Compensation Committee’s discretion, bonuses under the 2025 bonus program could be paid in cash, fully vested restricted stock units covering shares of our Common Stock (“RSUs”) or stock options, or a combination thereof. Any bonus payouts were also subject to satisfying lender covenant requirements, such as minimum cash requirements, at the time of payout.

Pre-Bonus EBITDA generally is calculated as net income (loss) adjusted for cash performance bonuses, impairment of goodwill and intangible assets, depreciation and amortization, amortization of capitalized cloud computing implementation costs, amortization of content assets, interest expense, income taxes, equity-based compensation, inventory net realizable value adjustment, transaction costs, restructuring expense, change in fair value of warrant liabilities, and other items that are not normal, recurring, operating expenses necessary to operate the Company’s business.

In 2025, Pre-Bonus EBITDA was achieved at the “maximum” performance level; however, based on the Company’s cash reserves and the need to finance innovation efforts and satisfy lender covenant requirements, including minimum cash requirements, the Compensation Committee determined that no bonuses would be awarded to the NEOs for 2025.

Other Cash Compensation

All of our full-time employees, including certain of the NEOs, are eligible to receive annual service-based anniversary bonuses, based on length of service with the Company in an amount equal to $100 for each year of service. The actual anniversary bonuses awarded to our NEOs in 2025 are set forth above in the “Summary Compensation Table” above in the column entitled “Bonuses.”

In addition, on March 15, 2024, Mr. Ramberg was granted a cash award of $220,000 (the “2024 Ramberg Cash Award”). The 2024 Ramberg Cash Award is payable to Mr. Ramberg in four equal installments of $55,000 on each of the first four anniversaries of March 15, 2024, subject to his continued employment. The 2024 Ramberg Cash Award was granted as a component of the Company’ 2024 long-term incentive award program, which also included a RSU award.

On March 15, 2025, Mr. Ramberg was granted an additional cash award of $166,669 (the “2025 Ramberg Cash Award”). The 2025 Ramberg Cash Award is payable to Mr. Ramberg in four equal installments of $41,667.25 on each of the first four anniversaries of March 15, 2025, subject to his continued employment. The 2025 Ramberg Cash Award was granted as a component of the Company’s 2025 long-term incentive award program, which also included a RSU award, as described in more detail below.

Equity-Based Long-Term Incentive Awards

We view equity-based compensation as a critical component of our balanced total compensation program. Equity-based compensation creates an ownership culture among our employees that provides an incentive to contribute to the continued growth and development of our business and aligns the interests of executives with those of our stockholders. Our Compensation Committee believes it is essential to provide equity-based compensation to our executive officers in order to link the interests of our executive officers with those of our stockholders, reinforcing our commitment to ensuring a strong linkage between company/stock price performance and pay, and to promote retention.

Annual Equity Awards

In 2025, we granted RSU awards to Mr. Ramberg as part of our annual equity award program. The total number of RSUs subject to the awards are set forth in the table below. Messrs. Daikeler and Goldston were not eligible to participate in our annual equity award program in 2025.

Named Executive Officer	Number of RSUs
Brad Ramberg	42,571

This award vests with respect to 25% of the RSUs on each of the first four anniversaries of the applicable grant date, subject to continued employment through the applicable vesting date.

Employee Benefits and Perquisites

Retirement Savings, Health and Welfare Benefits

All of our full-time employees, including our NEOs, are eligible to participate in our health and welfare plans, including medical, dental and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, life insurance, and a tax-qualified Section 401(k) plan for which we make contributions on behalf of our employees.

Other Perquisites
We also provide certain other perquisites to our NEOs, including a car allowance, a work-from-home
allowance and reimbursement for mobile phone expenses.
We believe the benefits and perquisites described above are necessary and appropriate to provide a competitive compensation package to our NEOs.
Clawback Policy
We have adopted a compensation recovery policy that requires the recovery of certain erroneously paid incentive compensation received by our Section 16 officers on or after October 2, 2023, which can be recovered from time-vesting
or
performance-vesting
equity compensation (in addition to other forms of compensation).
Equity Grant Practices
In 2024, we shifted away from the use of stock options as part of our executives’ annual equity award program. Accordingly, in 2025, we did not grant any stock option awards to our NEOs. We did not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation for NEO awards in 2025. When we do grant stock options, the exercise price is no less than the closing price of our common stock on the date of the grant.
Stockholder Advisory Vote on Executive Compensation
At our 2025 Annual Meeting of stockholders, our stockholders voted in a non-binding,
advisory vote to approve the compensation of our NEOs
(“Say-on-Pay
Vote”), with 99% of the shares cast voting for approval. Our Compensation Committee reviewed the result of this
Say-on-Pay
Vote, and, in light of the approval by a substantial majority of our stockholders of the compensation programs described in our 2025 proxy statement, did not implement any significant changes to our executive compensation program as a result of the vote.
Employment Arrangements with our Named Executive Officers
We have entered into offers of employment letters or employment agreements with certain of our NEOs, the material terms of which are described below. The Company has not entered into a written offer of employment letter or employment agreement with Mr. Daikeler.
Mark
Goldston
On June 15, 2023, we entered into an employment offer letter with Mr. Goldston, pursuant to which Mr. Goldston serves as the Executive Chairman of the Board. Mr. Goldston’s employment under the offer letter is
“at-will”,
and will continue until terminated in accordance with the offer letter.
In connection with entering into the offer letter, Mr. Goldston was granted a stock option under the Company’s Inducement Plan, covering an aggregate of 477,661 shares of the Company’s Class A Common Stock (the “Goldston Option”). Under the offer letter, Mr. Goldston was not eligible to receive an annual base salary, annual target bonus opportunity or health and welfare benefits.
On a termination of Mr. Goldston’s service by the Company without “cause” or by Mr. Goldston for “good reason” (each, as defined in the award agreement), the Goldston Option will vest and become exercisable in full, subject to Mr. Goldston’s execution and non-revocation
of a general release of claims in favor of the Company. If Mr. Goldston experiences a termination of service for any other reason, all shares subject to the Goldston Option that are not then-vested
and exercisable in full automatically will be forfeited and terminated as of the termination date without consideration. In addition, following the modification to the Goldston Option in September 2024 to remove all performance-vesting metrics, upon a “change in control” (as defined in the Inducement Plan), the Goldston Option will vest and become exercisable in full as of immediately prior to the change in control, subject to Mr. Goldston’s continued service until at least immediately prior to the change in control.

Brad Ramberg

On October 4, 2006, we entered into an offer letter with Brad Ramberg. Mr. Ramberg’s employment under the offer letter is at will. The offer letter provides for: (i) an annual base salary of $325,000 per year; (ii) participation in the health and retirement benefit plans and programs maintained by the Company for the benefit of the Company’s similarly situated employees; (iii) a monthly phone and automobile allowance of $1,000 per month, pursuant to Company policy; and (iv) annual discretionary bonuses under the Company’s bonus program, with a target bonus opportunity equal to 50% of Mr. Ramberg’s annual base salary. The payment of any annual bonus, to the extent any such bonus becomes payable, is contingent upon Mr. Ramberg’s continued employment through the applicable payment date. Under Mr. Ramberg’s offer letter, upon a termination of Mr. Ramberg’s employment by the Company without cause, he is entitled to a cash severance payment equal to 12 months of his then current base salary, paid in accordance with the Company’s regular payroll practices.

On February 24, 2025, we entered into a severance agreement with Mr. Ramberg, which superseded the severance payments and benefits provided under his offer letter. Under the severance agreement, if Mr. Ramberg’s employment is terminated by the Company without “cause” or by Mr. Ramberg for “good reason” (each, as defined in the severance agreement), then Mr. Ramberg will be entitled to receive the following severance payments and benefits:

•

an amount equal to one-half times (or, if such termination occurs on or within 12 months following a “change in control” (as defined in the 2021 Plan), one times) his annual base salary as in effect on the termination date, payable in substantially equal installments over the six-month period following the termination date (or, in the case of a payment upon a change in control, in a single lump sum payment upon termination); and

•	subsidized continued healthcare coverage for 12 months following the termination date, at the same levels as in effect on the termination date; and

•

an additional 12 months of vesting for each outstanding and unvested time-vesting equity award then-held by Mr. Ramberg or, if the termination occurs on or within 12 months following a “change in control”, full accelerated vesting of all outstanding and unvested time-vesting equity awards then-held by Mr. Ramberg.

The severance payments and benefits described above are subject to Mr. Ramberg’s timely execution and non-revocation of a general release of claims in favor of the Company.

Outstanding Equity Awards at Fiscal Year-End Table

The following table summarizes the number of shares of Common Stock underlying outstanding equity incentive plan awards for our NEOs as of December 31, 2025.

				Option Awards				Stock Awards
Name		Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Carl Daikeler	(2)	7/2/2021	7/2/2021	20,158	—	497.00	7/1/2031	—	—
Mark Goldston	(3)	6/15/2023	6/15/2023	238,831	238,831	6.43	6/14/2033	—	—
Brad Ramberg	(4)	3/15/2025	3/15/2025	—	—	—	—	42,571	441,036
	(5)	10/15/2023	10/15/2023	800	800	6.43	10/14/2033	—	—
	(4)	3/15/2023	3/15/2023	—	—	—	—	3,500	36,260
	(4)	7/15/2022	7/15/2022	—	—	—	—	150	1,554
	(5)	5/15/2022	5/15/2022	2,250	750	6.43	5/14/2032	—	—
	(6)	7/2/2021	7/2/2021	671	—	6.43	7/1/2031	—	—
	(2)	6/16/2020	6/16/2020	1,558	—	6.43	6/15/2030	—	—

(1)	Amounts are calculated based on multiplying the number of shares shown in the table by the per share closing price of our Common Stock on December 31, 2025, which was $10.36.
(2)	This option was granted under our Amended and Restated 2020 Equity Compensation Plan (“2020 Plan”) and was vested in full as of December 31, 2025.
(3)

Represents the Goldston Option, which was granted under our Inducement Plan. The option will vest and become exercisable with respect to 25% of the shares subject thereto on each of the first four anniversaries of the vesting commencement date, subject to Mr. Goldston’s continued service through the applicable vesting date.

(4)

Each of these RSU awards was granted under our 2021 Plan and will vest as to 25% of the shares subject thereto on each of the first four anniversaries of the applicable vesting commencement date, subject to continued employment through the applicable vesting date.

(5)

Each of these option awards was granted under our 2021 Plan and will vest and become exercisable as to 25% of the shares subject thereto on each of the first four anniversaries of the applicable vesting commencement date, subject to continued employment through the applicable vesting date.

(6)	This Option was granted under our 2021 Plan and was vested in full as of December 31, 2025.

Pay Versus Performance
Table
Pay-versus-Performance
Table
The following table provides information for the years 2025, 2024 and 2023 with respect to the compensation of our principal executive officer (“PEO”), which is our CEO, the average compensation of our other NEOs, and the performance measures set forth in the table.

					Value of Initial Fixed $100 Investment Based On:
Fiscal Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (1)(2)	Average Summary Compensation Table Total for non-PEO NEOs (1)	Average Compensation Actually Paid to non-PEO NEOs (1)(2)	Total Shareholder Return (3)	Net Income (Loss) (4)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
2025	$796,325	$796,006	$682,067	$1,099,654	$39.39	$(2,860,000)
2024	$805,942	$805,824	$882,298	$421,956	$23.38	$(71,642,000)
2023	$885,722	$880,809	$2,410,451	$904,677	$31.52	$(152,641,000)

(1)	Our PEO and non-PEO NEOs for the relevant fiscal years are as follows:

Year	PEO	Non-PEO NEOs
2025	Carl Daikeler	Mark Goldston, Brad Ramberg
2024	Carl Daikeler	Mark Goldston, Kathy Vrabeck, Marc Suidan, Michael Neimand
2023	Carl Daikeler	Mark Goldston, Marc Suidan, Michael Neimand, Kathy Vrabeck

(2)
In calculating the “compensation actually paid” amounts reflected in these columns, the fair value or change in fair value, as applicable, of the equity award adjustments included in such calculations were computed in accordance with FASB ASC Topic 718. Stock option grant date fair values are calculated using the Black-Scholes or Monte Carlo option pricing models as of date of grant. Adjustments have been made using stock option fair values as of each measurement date using the appropriate option pricing model as used as required by FASB ASC Topic 718 and consistent with grant date practices, but using stock price as of the measurement date and updated assumptions (i.e., term, volatility, dividend yield, risk free rates) as of the measurement date. The range of measurement date assumptions used during the years ended December 31, 2025, 2024 and 2023 were: risk-free interest rate of 3.55% - 3.99%, 4.21% - 5.29%, and 3.44% - 4.12%, respectively; expected life of 3.73 - 4.31 years, 0.23 - 4.93 years, and 3.94 - 6.62 years, respectively; and expected volatility of 88.48% - 92.68% during the year ended December 31, 2025, 73.29% - 109.36% during the year ended December 31, 2024, and 70.83% - 83.39% during the year ended December 31, 2023.
Time-vested
RSU grant date fair values are calculated using the stock price as of date of grant. Adjustments have been made using the stock price as of year-end
and as of each date of vest, as applicable. We provide information regarding the assumptions used to calculate the valuation of the awards in Note 16 to the consolidated financial statements included in our Annual Report on Form
10-K
for the year ended December 31, 2025.

In the calculation of compensation actually paid and presented in the table, the following amounts were deducted and added:

Fiscal Year	Executives	SCT Total	Grant Date Fair Value of Option and Stock Awards Reported in SCT	Year End Fair Value of Outstanding and Unvested Awards Granted in Applicable Year	Change in Fair Value of Outstanding and Unvested Awards From Prior Years	Fair Value of Awards Granted in Applicable Year that Vested During Applicable Year	Change in Fair Value of Awards from Prior Years that Vested in Applicable Year	Prior Year End Fair Value of Awards from Prior Years Forfeited during Applicable Year	CAP
		(a)	(b)	(i)	(ii)	(iii)	(iv)	(v)	(c)=(a)+(b)+(i)+ (ii)+(iii)+(iv)+(v)
2025	PEO	$796,325	$—	$—	$—	$—	$(319)	$—	$796,006
	Non PEO NEOs	$682,067	$(146,444)	$220,518	$456,096	$—	$(112,583)	$—	$1,099,654

(3)
The Company’s cumulative Total Shareholder Return (“TSR”) in this column for each applicable fiscal year is calculated based on a fixed investment of $100 at the applicable measurement point on the same cumulative basis as is used in Item 201(e) of Regulation
S-K.

(4)	Represents the amount of net income (loss), reflected in the Company’s audited consolidated financial statements for the year indicated.

Pay-versus-Performance
Comparative
Disclosure
The following tables reflect the relationships between compensation actually paid (“CAP”) to our PEO, and the average CAP to our non-PEO
NEOs, versus (i) the Company’s cumulative TSR and (ii) our net income for the fiscal years 2023, 2024 and 2025.

Director Compensation

Director Compensation Program

We maintain a non-employee director compensation program (the “Director Compensation Program”), which provides for annual cash retainer fees and long-term equity awards for each of our non-employee directors (each, an “Eligible Director”). The Director Compensation Program consists of the following components:

Cash Compensation:

Annual Retainer: $45,000

Annual Committee Chair Retainer:

•	Audit: $20,000

•	Compensation: $15,000

•	Nominating and Corporate Governance: $10,000

Annual Committee Member (Non-Chair) Retainer:

•	Audit: $10,000

•	Compensation: $7,500

•	Nominating and Corporate Governance: $5,000

The annual cash retainers will be paid in quarterly installments in arrears. Annual cash retainers will be pro-rated for any partial calendar quarter of service.

Equity Compensation:

Initial Grant: Each Eligible Director who is initially elected or appointed to serve on our Board automatically shall be granted, on the date on which such Eligible Director is appointed or elected to serve on the Board, an RSU award with an aggregate value of $200,000, pro-rated for the number of days that have elapsed since the last occurring annual meeting. Each Initial Grant will vest in full on the earlier to occur of the first anniversary of the grant date and the date of the next annual meeting following the grant date, subject to continued service.

Annual Grant: An Eligible Director who is serving on our Board as of the date of an annual meeting of stockholders shall be granted, on the date of such annual meeting, an RSU award with an aggregate value of $200,000. Each Annual Grant will vest in full on the earlier to occur of the first anniversary of the grant date and the date of the next annual meeting following the grant date, subject to continued service.

In addition, at our 2024 Annual Meeting, our Board adjusted the aggregate value of the 2024 Annual Grants that were made to Eligible Directors to equal $150,000 and provided that 50% of the 2024 Annual Grants were in the form of RSUs and the remaining 50% of the 2024 Annual Grants were in the form of cash. Both the RSUs and cash subject to the 2024 Annual Grants vested and became payable (as applicable) in full on June 4, 2025. At our 2025 Annual Meeting, our Board adjusted the aggregate value of the 2025 Annual Grants that were made to Eligible Directors to equal $70,000 and provided that 50% of the 2025 Annual Grants were in the form of RSUs and the remaining 50% of the 2025 Annual Grants were in the form of cash. Both the RSUs and cash subject to the 2025 Annual Grants will vest and become payable in full on the earlier to occur of the first anniversary of the grant date and the 2026 Annual Meeting, subject to continued service.

Award Terms:

The number of RSUs subject to an Initial Grant and/or Annual Grant will be determined by dividing the value of the award by the closing price of the Company’s Class A Common Stock on the applicable grant date.

In addition, each equity award granted to an Eligible Director under the Director Compensation Program will vest in full immediately prior to the occurrence of a “change in control” (as defined in the 2021 Plan).

Compensation under the Director Compensation Program is subject to the annual limits on non-employee director compensation set forth in the 2021 Plan.

One-Time Director Cash Awards

Due to the Company’s low stock price at the time of the 2023 Annual Meeting, the Board approved a one-time $100,000 reduction to the aggregate value of each 2023 Annual Grant per Eligible Director, to minimize share usage and resulting shareholder dilution. In 2025, to make the Eligible Directors whole for the one-time reduction to the value of their 2023 Annual Grants, the Board granted each of the Eligible Directors a cash award of $100,000 (the “Director Cash Award”). The Director Cash Awards vested or will vest, as applicable, in four equal installments on each of the four quarterly annual cash retainer payment dates under the Director Compensation Program occurring between the 2025 Annual Meeting and the 2026 Annual Meeting, subject to continued service through the last day of the applicable quarter.

Director Deferred Compensation Plan

We maintain The Beachbody Company, Inc. Deferred Compensation Plan for Directors (the “Deferred Compensation Plan”), which permits our non-employee directors to defer the settlement of all or a portion of any RSU awards granted under the Director Compensation Program. With respect to 2025, all of our non-employee directors, other than Mr. Mayer, elected to defer 100% of their RSU awards granted under the Director Compensation Program.

Director Compensation Table

The following table sets forth compensation paid to or earned by our non-employee directors during the year ended December 31, 2025.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Mary Conlin	212,500	34,997	247,497
Kristin Frank	207,500	34,997	242,497
Michael Heller	205,000	34,997	239,997
Ann Lundy	215,000	34,997	249,997
Kevin Mayer	205,000	34,997	239,997
John Salter	200,000	34,997	234,997
Ben Van de Bunt	215,000	34,997	249,997

(1)

Carl Daikeler, our Chief Executive Officer, and Mark Goldston, our Executive Chairman, did not receive any compensation for their services as members of our Board in 2025; the compensation paid to Messrs. Daikeler and Goldston for the services they provided to our Company during 2025 is reflected in the section above entitled, “Executive Compensation Tables—Summary Compensation Table.”

(2)	Reflects the aggregate dollar amounts of all fees earned and/or paid in cash for services as a director, consisting of the following:

Name	Annual Retainers ($)	2024 Annual Grants ($)(A)	Director Cash Awards ($)(B)
Mary Conlin	62,500	75,000	75,000
Kristin Frank	57,500	75,000	75,000
Michael Heller	55,000	75,000	75,000
Ann Lundy	65,000	75,000	75,000
Kevin Mayer	55,000	75,000	75,000
John Salter	50,000	75,000	75,000
Ben Van de Bunt	65,000	75,000	75,000

(A)	Represents the portion of the 2024 Annual Grants that were made in the form of cash and vested on June 4, 2025.

(B)	Represents the portion of the Director Cash Awards that were paid on or prior to December 31, 2025.

(3)

Amounts reflect the full grant-date fair value of RSU awards granted during 2025 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all such awards made to our directors in Note 16 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025.

The following table shows the aggregate numbers of options (exercisable and unexercisable) and outstanding unvested RSU awards held as of December 31, 2025 by each non-employee director.

Name	Option Awards Outstanding at 2025 Fiscal Year End (#)	RSU Awards Outstanding at 2025 Fiscal Year End (#)
Mary Conlin	—	9,536
Kristin Frank	—	14,077
Michael Heller	—	22,141
Ann Lundy	—	22,141
Kevin Mayer	—	9,536
John Salter	—	9,536
Ben Van de Bunt	3,359	9,536

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2025, with respect to the shares of the Company’s Common Stock that may be issued under the Company’s existing equity compensation plans.

	(a)		(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	754,537	(2)	$55.87	1,347,040	(3)
Equity compensation plans not approved by security holders	477,661	(4)	6.43	—	(5)

Totals	1,232,198		$22.82	1,347,040

(1)

The weighted average exercise price is calculated based solely on the exercise prices of the outstanding options and does not reflect the shares that will be issued upon the vesting of outstanding RSUs, which have no exercise price.

(2)

Includes shares subject to outstanding awards granted under our 2021 Plan and 2020 Plan as of December 31, 2025, of which 236,957 shares are subject to outstanding options and 517,580 shares are subject to outstanding RSUs. As of December 31, 2025, there were 29,000 shares under the Employee Stock Purchase Plan (the “ESPP”) subject to purchase during the purchase period that commenced on November 16, 2025 and ends on May 15, 2026.

(3)

Includes 1,155,331 shares available for future issuance under our 2021 Plan and 191,709 shares available for future issuance under our ESPP. No additional awards may be granted under the 2020 Plan and, as a result, no shares remain available for issuance for new awards under the 2020 Plan.

The number of shares available for issuance under the 2021 Plan will be annually increased on January 1 of each calendar year (beginning in 2022 and ending in 2031) by an amount equal to the lesser of (i) 5% of the total number of shares of Class A and Class X Common Stock outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of shares as is determined by our Board.

The number of shares available for issuance under the ESPP will be annually increased on January 1 of each calendar year (beginning in 2022 and ending in 2031) by an amount equal to the lesser of (i) 1% of the aggregate number of shares of Class A Common Stock and Class X Common Stock outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of shares as is determined by our Board.

(4)	Includes shares subject to outstanding awards granted under our Inducement Plan as of December 31, 2025.
(5)	No shares remain available for issuance under our Inducement Plan as of December 31, 2025.

2023 Employment Inducement Incentive Award Plan

On June 14, 2023, our Board adopted the Inducement Plan. Pursuant to applicable stock exchange rules, stockholder approval of the Inducement Plan is not required as a condition of the effectiveness of the Inducement Plan. A description of the principal features of the Inducement Plan is set forth below.

Eligibility and Administration

Only certain prospective employees of the Company and its subsidiaries are eligible to participate in the Inducement Plan. The Inducement Plan is administered by our Compensation Committee. The plan administrator will have the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of the Inducement Plan, subject to its express terms and conditions. The plan administrator will also set the terms and conditions of all awards under the Inducement Plan, including any vesting and vesting acceleration conditions. Awards must be approved by the Compensation Committee or a majority of our independent directors and the authority to grant awards under the Inducement Plan may not be delegated.

Limitation on Awards and Shares Available

The maximum number of shares of Common Stock authorized for issuance under the Inducement Plan is 477,661 shares (the “Inducement Plan Share Limit”).

If an award under the Inducement Plan expires, lapses, or is terminated, exchanged for or settled for cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, any shares subject to such award may, to the extent of such forfeiture, expiration or cash settlement, be used again for new grants under the Inducement Plan. Further, shares delivered to us to satisfy the applicable exercise or purchase price of an award under the Inducement Plan and/or to satisfy any applicable tax withholding obligations (including shares retained by us from the award under the Inducement Plan being exercised or purchased, and/or creating the tax obligation) will become or again be available for award grants under the Inducement Plan. The payment of dividend equivalents in cash in conjunction with any awards under the Inducement Plan will not reduce the shares available for grant under the Inducement Plan. However, the following shares may not be used again for grant under the Inducement Plan: (i) shares subject to stock appreciation rights, or SARs, that are not issued in connection with the stock settlement of the SAR on exercise, and (ii) shares purchased on the open market with the cash proceeds from the exercise of options.

Awards

The Inducement Plan provides for the grant of non-qualified stock options, restricted stock, dividend equivalents, RSUs, performance shares, other incentive awards, SARs, and cash awards. Certain awards under the Inducement Plan may provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the Inducement Plan will be set forth in award agreements, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards generally will be settled in shares of our Common Stock, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows.

•

Stock Options. Stock options provide for the purchase of shares of our Common Stock in the future at an exercise price set on the grant date. The term of a stock option may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to stock options and may include continued service, performance and/or other conditions.

•

SARs. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a

SAR may not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to SARs and may include continued service, performance, and/or other conditions.

•

Restricted Stock. Restricted stock is an award of nontransferable shares of our Common Stock that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. Dividends with respect to restricted stock will only be paid to the extent that the vesting conditions of the underlying award are satisfied.

•

RSUs. RSUs are contractual promises to deliver shares of our Common Stock in the future, which may also remain forfeitable unless and until specified conditions are met, and may be accompanied by the right to receive the equivalent value of dividends paid on shares of our Common Stock prior to the delivery of the underlying shares. Delivery of the shares underlying RSUs may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral. Conditions applicable to RSUs may be based on continuing service, the attainment of performance goals, and/or such other conditions as the plan administrator may determine.

•

• Other Stock or Cash-Based Awards. Other stock or cash-based awards of cash, fully vested shares of our Common Stock, and other awards valued wholly or partially by referring to, or otherwise based on, shares of our Common Stock may be granted under the Inducement Plan. Other stock or cash-based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of base salary, bonus, fees, or other cash compensation otherwise payable to any individual who is eligible to receive awards.

•

Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our Common Stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed, or expires, as determined by the plan administrator. Dividend equivalents will only be paid to the extent that the vesting conditions of the underlying award are satisfied.

Performance Awards

Performance awards include any of the foregoing awards that are granted subject to vesting and/or payment based on the attainment of specified performance goals or other criteria the plan administrator may determine, which may or may not be objectively determinable. Performance criteria upon which performance goals are established by the plan administrator may include but are not limited to: (1) net earnings (either before or after one or more of the following: (a) interest, (b) taxes, (c) depreciation, (d) amortization, and (e) non-cash equity-based compensation expense); (2) gross or net sales or revenue; (3) net income (either before or after taxes); (4) adjusted net income; (5) operating earnings or profit; (6) cash flow (including, but not limited to, operating cash flow and free cash flow); (7) return on assets; (8) return on capital; (9) return on stockholders’ equity; (10) total stockholder return; (11) return on sales; (12) gross or net profit or operating margin; (13) costs; (14) funds from operations; (15) expenses; (16) working capital; (17) earnings per share; (18) adjusted earnings per share; (19) price per share of Common Stock; (20) regulatory achievements or compliance; (21) implementation or completion of critical projects; (22) market share; (23) economic value; (24) debt levels or reduction; (25) sales-related goals; (26) comparisons with other stock market indices; (27) operating efficiency; (28) employee satisfaction; (29) financing and other capital raising transactions; (30) recruiting and maintaining personnel; and (31) year-end cash, any of which may be measured either in absolute terms for us or any operating unit of our company or as compared to any incremental increase or decrease or as compared to results of a peer group, or to market performance indicators or indices.

Certain Transactions

The plan administrator has broad discretion to take action under the Inducement Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits, and facilitate necessary or desirable changes in the event of certain transactions and events affecting our Common Stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations, and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the Inducement Plan and outstanding awards. In the event of a change in control of our company (as defined in the Inducement Plan), to the extent that the surviving entity declines to continue, convert, assume, or replace outstanding awards, then all such awards will become fully vested and exercisable in connection with the transaction. Upon or in anticipation of a change of control, the plan administrator may cause any outstanding awards to terminate at a specified time in the future and give the participant the right to exercise such awards during a period of time determined by the plan administrator in its sole discretion. Individual award agreements may provide for additional accelerated vesting and payment provisions.

Foreign Participants, Claw-Back Provisions, Transferability, and Participant Payments

The plan administrator may modify award terms, establish subplans, and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to the provisions of any claw-back policy implemented by our company to the extent set forth in such claw-back policy and/or in the applicable award agreement. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the Inducement Plan are generally non-transferable prior to vesting, and are exercisable only by the participant. With regard to tax withholding, exercise price, and purchase price obligations arising in connection with awards under the Inducement Plan, the plan administrator may, in its discretion, accept cash or check, shares of our Common Stock that meet specified conditions, a “market sell order,” or such other consideration as it deems suitable.

Stockholder Approval; Plan Amendment and Termination

Pursuant to applicable stock exchange rules, stockholder approval of the Inducement Plan was not required as a condition of the effectiveness of the Inducement Plan. Our Compensation Committee may amend or terminate the Inducement Plan at any time. Stockholder approval is not required for any amendment that “reprices” any stock option or SAR, or cancels any stock option or SAR in exchange for cash, or another award when the option or SAR price per share exceeds the fair market value of the underlying shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us with respect to beneficial ownership of our Common Stock as of April 15, 2026 for (i) each director (each of whom is a nominee), (ii) each beneficial owner of 5% or greater of our Common Stock, (iii) our NEOs, and (iv) all current executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Shares subject to options and restricted stock units that are currently vested or vest within 60 days following April 15, 2026, and shares of Class X Common Stock, are deemed to be outstanding and beneficially owned by the person holding those securities for the purpose of computing share and percentage ownership of that person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Does not include shares subject to RSUs granted to a director who has deferred the settlement of such RSUs into shares under our Deferred Compensation Plan for directors. The percentage of shares beneficially owned is based on 4,506,164 shares of Class A Common Stock and 2,729,003 shares of Class X Common Stock outstanding as of April 15, 2026. Except as affected by applicable community property laws or as otherwise noted in the footnotes, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner	Class A Common Stock(1)	Percentage of Class	Class X Common Stock	Percentage of Class	Combined Voting Power(2)
Named Executive Officers and Directors
Carl Daikeler(3)	2,597,149	36.6%	2,576,991	94.4%	81.0%
Mark Goldston(4)	238,830	5.0%	—	—	*
Bradley Ramberg(5)	71,328	1.6%	—	—	*
Mary Conlin	16,936	*	—	—	*
Kristin Frank	12,719	*	—	—	*
Michael Heller	87,156	1.9%	—	—	*
Ann Lundy	2,666	*	—	—	*
Kevin Mayer	52,722	1.2%	—	—	*
John Salter(6)	16,936	*	—	—	*
Ben Van de Bunt(7)	20,295	*	—	—	*
All Executive Officers and Directors as a Group (10 Persons)(8)	3,116,737	42.4%	2,576,991	94.4%	81.9%
Five Percent Stockholders
Raine Entities(9)	675,398	15.0%	—	—	2.1%
Whetstone Capital Advisors, LLC(10)	297,627	6.6%	—	—	*
Jon Congdon(11)	238,093	5.3%	—	—	*

+	Unless otherwise noted, the business address for each of the following entities or individuals is c/o The Beachbody Company, 400 Continental Blvd., 6th Floor, El Segundo, CA 90245.
*	Means less than 1%.
(1)

Based on 4,506,164 shares of Class A Common Stock outstanding as of April 15, 2026, plus for each person, the stock options and RSUs held by that person that are currently vested or will vest within 60 days of April 15, 2026, and for Mr. Daikeler, the shares of Class X Common Stock beneficially owned by him. These rights to acquire Class A Common Stock are deemed to be outstanding shares of Class A Common Stock in calculating the total beneficial ownership and percentage of beneficial ownership of an individual (and the group) but are not deemed to be outstanding as to any other person.

(2)

Based on 4,506,164 shares of Class A Common Stock and 2,729,003 shares of Class X Common Stock outstanding as of April 15, 2026, and the shares of Class A Common Stock and Class X Common Stock held by such person (or group) on April 15, 2026 exclusive of any stock options or RSUs outstanding on April 15, 2026. Each share of our Class A Common Stock outstanding on the record date is entitled to one vote per share and each share of our Class X Common Stock outstanding on the record date is entitled to ten votes per share, for a total of 31,796,194 votes that may be cast as of the record date.

(3)

Represents 2,576,991 shares of Class X Common Stock that are convertible into Class A Common Stock on a one-for-one basis and 20,158 shares of Class A Common Stock subject to options that are currently vested or will vest within 60 days following April 15, 2026.

(4)	Represents 238,830 shares of Class A Common Stock subject to options that are currently vested or will vest within 60 days following April 15, 2026.
(5)	Represents 65,299 shares of Class A Common Stock and 6,029 shares of Class A Common Stock subject to options that are currently vested or will vest within 60 days following April 15, 2026.
(6)	Mr. Salter has assigned his rights, title and interests in certain shares to the Raine Group. See Footnote 9.
(7)	Represents 16,936 shares of Class A Common Stock and 3,359 shares of Class A Common Stock subject to options that are currently vested or will vest within 60 days following April 15, 2026.
(8)

Includes 2,576,991 shares of Class X Common Stock that are convertible into Class A Common Stock on a one-for-one basis and 268,376 shares of Class A Common Stock subject to options that are currently vested or will vest within 60 days following April 15, 2026.

(9)

Based on information reported on an amendment to Schedule 13D/A filed with the SEC on November 8, 2024 reporting beneficial ownership as of November 4, 2024 by RPIII Rainsanity LP, a Delaware limited partnership (“Rainsanity”), RPIII Rainsanity Co-Invest 1 LLC, a Delaware limited liability company (“RPIII Co-Invest 1”), RPIII Corp SPV Management LLC, a Delaware limited liability company (“SPV Management”), RPIII Corp Aggregator LP, a Delaware limited partnership (“Corp Aggregator”); Raine Associates III Corp (“AIV 2”) GP LP, a Cayman Islands limited partnership (“Raine Associates”); Raine Management LLC, a Delaware limited liability company (“Raine Management”), The Raine Group LLC, a Delaware limited liability company (“The Raine Group”), and Raine Holdings LLC, a Delaware limited liability company (“Raine Holdings”). Represents 671,067 shares of Class A Common Stock held by Rainsanity and 4,331 shares of Class A Common Stock held by John Salter. SPV Management is the general partner of Rainsanity. Corp Aggregator is the sole manager of SPV Management. Raine Associates is the general partner of Corp Aggregator and RPIII Co-Invest 1’s manager. Raine Management is the general partner of Raine Associates. Raine Group is the manager of Raine Management. Raine Holdings is the majority member of Raine Group. John Salter has assigned all rights, title, and interest in his grants of equity and resulting shares for his service as a director of the Company, to Raine Group or its affiliates. Each of Raine Group and Raine Holdings report shared voting and dispositive power over, and may be deemed to beneficially own, all of the reported shares. Each of Raine Associates and Raine Management report shared voting and dispositive power over, and may be deemed to beneficially own, the shares of Class A Common Stock held by Rainsanity and RPIII Co-Invest 1. Each of SPV Management and Corp Aggregator report shared voting and dispositive power over, and may be deemed to beneficially own, the shares of Class A Common Stock held by Rainsanity. Each of these entities has expressly disclaimed beneficial ownership of the shares other than those shares held of record by such entity. The principal office and business address of each entity is 65 East 55th Street, 24th Floor, New York, NY 10022.

(10)

Based on information reported on an amendment to Schedule 13G/A filed with the SEC on January 16, 2026 reporting beneficial ownership as of December 31, 2025 by Whetstone Capital Advisors, LLC, a Kansas limited liability company (“Whetstone”), and David Atterbury, with each reporting shared voting and dispositive power over these shares. The business address of each of Whetstone and Mr. Atterbury is 2001 Shawnee Mission Parkway, Shawnee Mission, KS 66205.

(11)

Based on information reported on an amendment to Schedule 13D/A filed with the SEC by Mr. Congdon on May 15, 2024 reporting ownership as of May 13, 2024. The business address of Mr. Congdon, is c/o Rockefeller Capital Management, 321 Broadway, Suite 300 Saratoga Springs, NY 12866-4110.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who beneficially own more than 10% of our Common Stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us, and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and greater-than-10% stockholders during the fiscal year ended December 31, 2025, were satisfied, except that due to administrative errors:

•	one late Form 4 was filed by Mary Conlin on June 11, 2025, reporting a transaction involving shares of the Company’s Class A Common Stock;

•	one late Form 4 was filed by Kristin Frank on June 11, 2025, reporting a transaction involving shares of the Company’s Class A Common Stock;

•	one late Form 4 was filed by Michael Heller on June 11, 2025, reporting a transaction involving shares of the Company’s Class A Common Stock;

•	one late Form 4 was filed by Ann Lundy on June 11, 2025, reporting a transaction involving shares of the Company’s Class A Common Stock;

•	one late Form 4 was filed by Kevin Mayer on June 11, 2025, reporting a transaction involving shares of the Company’s Class A Common Stock;

•	one late Form 4 was filed by Bradley Ramberg, the Company’s Interim Chief Financial Officer on March 19, 2025, reporting two transactions involving shares of the Company’s Class A Common Stock;

•	one late Form 4 was filed by John Salter on June 11, 2025, reporting a transaction involving shares of the Company’s Class A Common Stock; and

•	one late Form 4 was filed by Ben Van de Bunt on June 11, 2025, reporting a transaction involving shares of the Company’s Class A Common Stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since January 1, 2025, there has not been, nor is there any proposed transaction in which we were or will be a party or in which we were or will be a participant, involving an amount that exceeded or will exceed $120,000 and in which any director, executive officer, beneficial owner of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the compensation arrangements and other agreements and transactions which are described in “Executive and Director Compensation” section and the transactions described below.

Legal Services with Cozen O’Connor

Michael Heller, a minority shareholder and member of the Board of Directors is also a shareholder and Chief Executive Officer of a law firm, Cozen O’Connor P.C., that provides legal services to the Company. Total payments to Cozen O’Connor were $0.3 million during the year ended December 31, 2025. The Company did not have any accounts payable related to the firm as of December 31, 2025.

Payments under Royalty Agreement

The Company has a royalty agreement with a company related to Carl Daikeler, our controlling stockholder and Chief Executive Officer. The company related to Mr. Daikeler assisted us with the development of several products and receives royalties based on the sales of these products. Total payments to the company related to Mr. Daikeler were approximately $0.4 million for the year ended December 31, 2025. As of December 31, 2025, there was approximately $0.2 million due to the company related to Mr. Daikeler pursuant to the royalty agreement.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements, our certificate of incorporation and our bylaws require us to indemnify our directors to the fullest extent not prohibited by Delaware law. Subject to certain limitations, our bylaws also require us to advance expenses incurred by our directors and officers.

Policies and procedures for related party transactions

We have adopted a related-party transaction policy setting forth the policies and procedures for the review and approval or ratification of transactions involving us and “related persons.” For the purposes of this policy, “related persons” includes our executive officers and directors or their immediate family members, stockholders owning five percent or more of our outstanding Common Stock and their immediate family members and entities in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a ten percent or greater beneficial ownership interest.

The policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated party and the extent of the related person’s interest in the transaction. All related-party transactions may only be consummated if our audit committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. Any member of the audit committee who is a related person with respect to a transaction under review will not be permitted to participate in the deliberations or vote respecting approval or ratification of the transaction. However, such director may be counted in determining the presence of a quorum at a meeting of the audit committee that considers the transaction.

PROPOSAL 3: ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

✓	OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE COMPENSATION OF OUR NEOs.

As required by Section 14A(a)(1) of the Exchange Act, the below resolution enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers (also referred to as “NEOs”) as disclosed in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal (the “Say-On-Pay Vote”), gives our stockholders the opportunity to express their views on our NEOs’ compensation. The Say-on-Pay Vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. The Board has determined, consistent with the feedback from our stockholders, that we will hold this vote every year.

We encourage our stockholders to review the “Executive and Director Compensation” section of this Proxy Statement for more information.

As an advisory approval, this proposal is not binding upon us or our Board. However, the Compensation Committee, which is responsible for the design and administration of our executive compensation program, values the opinions of our stockholders expressed through your vote on this proposal. The Board and Compensation Committee will consider the outcome of this vote in making future compensation decisions for our NEOs. Accordingly, we ask our stockholders to vote FOR the following resolution at the annual meeting:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Executive Director Compensation section of our Annual Proxy Statement, compensation tables and narrative discussion is hereby APPROVED.”

Required Vote

Adoption of this proposal requires the affirmative vote of the majority of the votes cast (meaning the number of shares voted “for” a proposal must exceed the number of shares voted “against” such proposal). Abstentions and broker non-votes are not considered votes cast for the foregoing purpose, and will have no effect on the vote for this proposal.

The Say-on-Pay Vote is not binding on us, the Board or the Compensation Committee. The vote on this proposal will, therefore, not affect any compensation already paid or awarded to any NEO and will not overrule any decisions previously made by the Board or the Compensation Committee. Because we highly value the opinions of our stockholders, our Board and Compensation Committee will consider the results of the Say-on-Pay Vote when making future executive compensation decisions as they deem appropriate.

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends that the stockholders vote “FOR” the approval, on an advisory (non-binding) basis, of the compensation of our NEOs, as disclosed in this Proxy Statement.

Advisory approval of the Company’s executive compensation	✓	OUR BOARD RECOMMENDS YOU VOTE “FOR” THE ADVISORY APPROVAL OF THE COMPENSATION OF OUR NEOS

STOCKHOLDER PROPOSALS

Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the SEC and our bylaws. Pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals that are intended to be presented at our 2027 annual meeting of stockholders and included in the proxy statement, form of proxy and other proxy solicitation materials related to that meeting must be received by us no later than December 23, 2026. Stockholders are also advised to review our bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals and director nominations. Under our bylaws, the deadline for submitting a stockholder proposal outside of Rule 14a-8 or a nomination for director that you intend to present at our 2027 annual meeting of stockholders is not later than the close of business on the 90th day (March 4, 2027), nor earlier than the 120th day (February 2, 2027) prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for on a date that is not more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be so received not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the date on which public announcement of the date of such meeting is first made.

In addition to satisfying the foregoing requirements under the company’s bylaws, to comply with the universal proxy rules (once they become effective), stockholders who intend to solicit proxies in support of director nominees other than the company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 3, 2027. In connection with our annual meeting of stockholders in 2027, we intend to file a proxy statement and a WHITE proxy card with the SEC in connection with our solicitation of proxies for that meeting.

Stockholder proposals must be in writing and should be addressed to our Corporate Secretary, Jonathan Gelfand, at our principal executive offices at 400 Continental Blvd., 6th Floor, El Segundo, California 90245. It is recommended that stockholders submitting proposals direct them to our Secretary and utilize certified mail, return receipt requested in order to provide proof of timely receipt. The Chairman of the Annual Meeting reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions set forth in our bylaws and conditions established by the SEC.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding our stock but sharing the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Proxy Statement and Annual Report and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our annual report and other proxy materials mailed to you, please submit a written request to our Corporate Secretary, Jonathan Gelfand, c/o The Beachbody Company, Inc., 400 Continental Blvd., 6th Floor, El Segundo, California 90245, or email our Investor Relations at IR@BODi.com, and we will promptly send you what you have requested. You can also contact our Corporate Secretary or Investor Relations if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, file reports and other information with the SEC. The SEC maintains an Internet site that contains our reports, proxies and information statements that we have filed electronically with the SEC at http://www.sec.gov. The information contained on our website, other than this Proxy Statement, is not considered proxy solicitation material and is not incorporated by reference herein.

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2025 (INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO), WHICH WE FILED WITH THE SEC ON MARCH 10, 2026, WILL BE PROVIDED WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROXY STATEMENT IS MAILED UPON THE WRITTEN REQUEST OF ANY SUCH PERSON TO C/O CORPORATE SECRETARY, JONATHAN GELFAND, THE BEACHBODY COMPANY, INC., 400 CONTINENTAL BLVD, 6TH FLOOR, EL SEGUNDO, CALIFORNIA 90245. THE SHARE OWNERSHIP OF THE STOCKHOLDER SUBMITTING THE STOCKHOLDER PROPOSAL MAY BE OBTAINED BY USING THE CONTACT INFORMATION ABOVE.

OTHER MATTERS

We do not know of any business, other than as described in this Proxy Statement that should be considered at the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment.

To assure the presence of the necessary quorum and to vote on the matters to come before the Annual Meeting, please indicate your choices on the enclosed proxy and date, sign, and return it promptly in the envelope provided. The signing of a proxy by no means prevents you from attending and voting at the Annual Meeting.

By order of the Board of Directors,

/s/ Jonathan Gelfand
Jonathan Gelfand
Corporate Secretary

April 22, 2026

THE BEACHBODY COMPANY P.O. BOX 8016, CARY, NC 27512-9903 Your vote matters! Have your ballot ready and please use one of the methods below for easy voting: Your control number Have the 12 digit control number located in the box above available when you access the website and follow the instructions. The Beachbody Company, Inc. Annual Meeting of Stockholders For Stockholders of record as of April 15, 2026 Tuesday, June 2, 2026 8:30 AM, Pacific Time Annual Meeting to be held live via the internet - please visit www.proxydocs.com/BODI for more details. YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: 8:30 AM, Pacific Time, June 2, 2026. Internet: www.proxypush.com/BODI Cast your vote online Have your Proxy Card ready Follow the simple instructions to record your vote Phone: 1-866-750-0049 Use any touch-tone telephone Have your Proxy Card ready Follow the simple recorded instructions Mail: Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid envelope provided Virtual: You must register to attend the meeting by June 1, 2026 5:00 PM PT online at www.proxydocs.com/BODI This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Jonathan Gelfand, Corporate Secretary (the “Named Proxy”), as the true and lawful attorney of the undersigned, with full power of substitution and revocation, and authorizes him, to vote all the shares of capital stock of The Beachbody Company, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE Copyright © 2026 BetaNXT, Inc. or its affiliates. All Rights Reserved

The Beachbody Company The Beachbody Company, Inc. Annual Meeting of Stockholders Please make your marks like this: THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2 AND 3 PROPOSAL YOUR VOTE 1. Election of nine nominees named in the proxy statement to serve on the Board of Directors. 1.01 Mary Conlin 1.02 Carl Daikeler 1.03 Kristin Frank 1.04 Mark Goldston 1.05 Michael Heller 1.06 Ann Lundy 1.07 Kevin Mayer 1.08 John Salter 1.09 Ben Van de Bunt FOR WITHHOLD 2. Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2026. 3. Advisory approval of the Company’s executive compensation. Any other business which may properly come before the annual meeting or any adjournment or postponement. In addition to the business to be transacted as described above, management will speak on our developments of the past year and respond to questions of general interest to stockholders. FOR AGAINST ABSTAIN BOARD OF DIRECTORS RECOMMENDS FOR FOR FOR FOR FOR FOR FOR FOR FOR FOR FOR You must register to attend the meeting by June 1, 2026 5:00 PM PT online at www.proxydocs.com/BODI Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date